Free Writing Prospectus, dated December 10, 2024
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated November 15, 2024
Registration Statement Nos. 333-282616 and 333-282616-01

Ameren Missouri Securitization Funding I, LLC

(Issuing Entity)

Pricing TERM SHEET

$476,121,000 Securitized Utility Tariff Bonds, Series 2024-A

Issuing Entity:	Ameren Missouri Securitization Funding I, LLC
Sponsor, Depositor and Initial Servicer:	Union Electric Company, d/b/a Ameren Missouri (“Ameren Missouri”)
Trustee:	The Bank of New York Mellon Trust Company, N.A.
Joint Bookrunners:	Goldman Sachs & Co. LLC RBC Capital Markets, LLC
Co-Managers	SMBC Nikko Securities America, Inc. Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.
Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)
Closing Date / Settlement Date:	December 20, 2024(2)
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2025
Applicable Time:	2:03 PM (Eastern time) on December 10, 2024
Proceeds:	The total initial price to the public is $476,066,484. The total amount of the underwriting discounts and commissions is $1,904,484. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $8,443,536) is $474,162,000.
Initial Securitized Utility Tariff Charge as a Percentage of Customer’s Bill:

The initial securitized utility tariff charge for the securitized utility tariff bonds offered hereby is expected to represent approximately 1.8% of the total electric bill, as of October 2024, received by a 1,000 kWh residential customer of Ameren Missouri.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	The issuing entity expects to deliver the securitized utility tariff bonds against payment for the securitized utility tariff bonds on or about December 20, 2024, which will be the eighth business day following the date of pricing of the securitized utility tariff bonds. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade securitized utility tariff bonds on the date of pricing or the succeeding six business days will be required, by virtue of the fact that the securitized utility tariff bonds initially will settle in T+8, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$476,121,000	8.53	10/01/2039	10/01/2041	4.850%	99.98855%	0.40%	$474,162,000

(1)	Interest on the securitized utility tariff bonds will accrue from December 20, 2024 and must be paid by the purchaser if the securitized utility tariff bonds are delivered after that date.

Tranche	CUSIP	ISIN
A-1	023940 AA7	US023940AA78

Subject to the terms and conditions in the underwriting agreement among the issuing entity, Ameren Missouri and the underwriters, for whom Goldman Sachs & Co. LLC and RBC Capital Markets, LLC are acting as representatives, the issuing entity has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitized utility tariff bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1
Goldman Sachs & Co. LLC	$285,674,000
RBC Capital Markets, LLC	$142,836,000
SMBC Nikko Securities America, Inc.	$28,567,000
Drexel Hamilton, LLC	$9,522,000
Samuel A. Ramirez & Company, Inc.	$9,522,000
Total	$476,121,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below:

Tranche A-1
Selling Concession	0.24%
Reallowance Discount	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1 Principal
10/01/2025	$17,384,423
04/01/2026	$11,564,803
10/01/2026	$11,850,107
04/01/2027	$12,142,449
10/01/2027	$12,442,003
04/01/2028	$12,748,947
10/01/2028	$13,063,464
04/01/2029	$13,385,740
10/01/2029	$13,715,966
04/01/2030	$14,054,339
10/01/2030	$14,401,059
04/01/2031	$14,756,333
10/01/2031	$15,120,372
04/01/2032	$15,493,392
10/01/2032	$15,875,614
04/01/2033	$16,267,265
10/01/2033	$16,668,578
04/01/2034	$17,079,792
10/01/2034	$17,501,151
04/01/2035	$17,932,904
10/01/2035	$18,375,309
04/01/2036	$18,828,628
10/01/2036	$19,293,130
04/01/2037	$19,769,092
10/01/2037	$20,256,795
04/01/2038	$20,756,530
10/01/2038	$21,268,594
04/01/2039	$21,793,290
10/01/2039	$22,330,930
Total Payments(1)	$476,121,000

(1)       Totals may not add up due to rounding.

EXPECTED AMORTIZATION TABLE

Payment Date	Tranche A-1 Balance
Closing Date	$476,121,000
10/01/2025	$458,736,577
04/01/2026	$447,171,774
10/01/2026	$435,321,667
04/01/2027	$423,179,218
10/01/2027	$410,737,215
04/01/2028	$397,988,267
10/01/2028	$384,924,803
04/01/2029	$371,539,063
10/01/2029	$357,823,098
04/01/2030	$343,768,759
10/01/2030	$329,367,700
04/01/2031	$314,611,366
10/01/2031	$299,490,994
04/01/2032	$283,997,602
10/01/2032	$268,121,989
04/01/2033	$251,854,724
10/01/2033	$235,186,145
04/01/2034	$218,106,353
10/01/2034	$200,605,202
04/01/2035	$182,672,298
10/01/2035	$164,296,989
04/01/2036	$145,468,361
10/01/2036	$126,175,231
04/01/2037	$106,406,140
10/01/2037	$86,149,344
04/01/2038	$65,392,814
10/01/2038	$44,124,220
04/01/2039	$22,330,930
10/01/2039	$0

Weighted Average Life Sensitivity

		-5% (1.54 Standard Deviations from Mean)		-15% (5.23 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(1)	WAL (yrs)	Change (days)(1)
A-1	8.53	8.53	0	8.53	0

(1)       Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the securitized utility tariff bonds and is equal to an overestimate of electricity consumption of 5% (1.54 standard deviations from mean) or 15% (5.23 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the securitized utility tariff charges semi-annually, (iii) customer write-off rates are held constant at 0.33% for residential and non-residential, (iv) Ameren Missouri remits all securitized utility tariff charges on average 36 days after such charges are billed to residential and non-residential customers, (v) ongoing financing costs are equal to projections, (vi) there is no acceleration of the final maturity date of the securitized utility tariff bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the securitized utility tariff bonds is December 20, 2024. There can be no assurance that the weighted average life of the securitized utility tariff bonds will be as shown.

Ameren Missouri and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ameren Missouri and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Ameren Missouri, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and RBC Capital Markets, LLC toll-free at 1-866-375-6829.